Exhibit 99.1

Fiesta Restaurant Group, Inc., Welcomes Nirmal Kumar (Trip) Tripathy

to Its Board of Directors

DALLAS, Texas—(BUSINESS WIRE)—Fiesta Restaurant Group, Inc. (“Fiesta” or the “Company”) (NASDAQ: FRGI) announced today that the Board of Directors has appointed Nirmal Kumar (Trip) Tripathy as its newest member, effective January 16, 2023. With his appointment, the Company’s Board stands at eight members. The Company also announced that Mr. Tripathy will immediately join the Company’s Audit Committee and Corporate Governance and Nominating Committee.

“Trip’s deep financial and accounting expertise and leadership experiences as CEO, CFO and COO of a number of leading retail and consumer products organizations, make him a strong addition for our Board,” said Stacey Rauch, Chairperson of Fiesta’s Board of Directors. “Additionally, given Trip’s extensive Florida and Miami connections, he is keenly aware of our brand’s strong presence and importance in the region.”

Mr. Tripathy currently serves as a Principal at Kaufman Rossin, a Miami- based firm providing accounting and other business advisory services, in its C-Suite and Board Advisory practice. Previously, Mr. Tripathy served as Chief Financial Officer of The Limited and as Corporate Chief Financial Officer of The TJX Companies. Mr. Tripathy also served as President of Macy’s $2 billion Florida business, Chief Strategy Officer of Yildiz, owner of Godiva Chocolatier and McVitie’s UK, and Chief Executive Officer of its US-based business, Pladis Americas. Mr. Tripathy is a Certified Public Accountant, a member of the National Association of Corporate Directors and holds a Master’s degree in Business Administration from Texas Christian University. Mr. Tripathy currently is also a member of the Board of Directors for the Miami-Dade Beacon Council, the official economic development organization for Miami-Dade County and is a Board Member and past Chair of the Neeley Board of Advisors at Texas Christian University’s business school.

About Fiesta Restaurant Group, Inc.

Fiesta Restaurant Group, Inc., owns, operates and franchises the Pollo Tropical® restaurant brand and prior to August 16, 2021, owned, operated, and franchised the Taco Cabana® restaurant brand. The brands specialize in the operation of fast casual/quick service restaurants that offer distinct and unique flavors with broad appeal at a compelling value. The brands feature fresh-made cooking, drive-thru service and catering. For more information about Fiesta Restaurant Group, Inc., visit the corporate website at www.frgi.com.